Exhibit 99.3

NEXCEN BRANDS, INC.
UNAUDITED PROFORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma condensed consolidated financial statements are based on the audited historical consolidated financial statements of: (a) NexCen Brands, Inc., a Delaware corporation (the “Company”), (b) MaggieMoo’s International, LLC, a Delaware limited liability company (“MaggieMoo’s”) and (c) Marble Slab Creamery, Inc. (“Marble Slab”) and (d) the pro forma condensed consolidated financial statements of Bill Blass Holding Co., Inc. (“Bill Blass”) which was acquired by the Company on February 15, 2007. The condensed consolidated financial statements reflect the merger of MaggieMoo’s and the acquisition of the assets of Marble Slab and Bill Blass, as well as, the assumptions and adjustments described in the notes accompanying the unaudited condensed consolidated financial statements. The pro forma condensed consolidated financial statements of operations also include the unaudited pro forma statement of operations of The Athlete’s Foot Brands, LLC (“TAF”), which was acquired on November 7, 2006, as if that acquisition had occurred on January 1, 2006 and all respective items of income, expense and pro forma adjustments related thereto (which are more fully detailed in the Form 8-K filed on November 14, 2006) have been included for the full year ended December 31, 2006.

On February 28, 2007, the Company and MM Acquisition Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of the Company (“Merger Sub”) was merged with and into MaggieMoo's, and MaggieMoo's became a wholly owned subsidiary of the Company (the “Merger”). The sellers received initial consideration of approximately $16.1 million, consisting of cash of approximately $10.7 million, 234,242 shares of common stock of the Company, with an aggregate value of approximately $2.4 million based on the average closing price of the Company's common stock for fifteen trading days ending on (and including) the trading day prior to the date of the closing of the Merger of $10.21 per share, and another $3 million of stock and cash, in the same proportion as the ratio of stock and cash included in the initial consideration, was held back by the Company for two years to satisfy potential post-closing purchase price adjustments and indemnity claims. The sellers have the right to receive up to an additional $2 million of consideration in the form of an earn-out, payable on March 31, 2008. For financial reporting purposes, and in accordance with SFAS 141 and related guidance thereto, the value of shares issued as consideration in connection with the Purchase Agreement is determined by multiplying the number of shares issued by the average closing quoted market price of the shares for the 5 day period beginning two days prior to the date of the closing of the Merger and ending two days after the date of the closing of the Merger, or $10.51. A copy of the Merger Agreement was filed previously as Exhibit 2.1 to the Current Report filed by the Company on February 21, 2007.

As consideration for the Merger, the Company issued 234,242 shares of Company common stock to the sellers who received stock consideration in the Merger. In issuing these shares, the Company relied on an exemption from registration under Regulation 506 of the Securities Act of 1933, as amended.

On February 28, 2007, the Company completed the purchase of substantially all of the assets of Marble Slab used or intended for use in connection with the operation of the Marble Slab franchising system (the “Acquisition”) for initial consideration of $21.0 million. This initial consideration consisted of cash of $16.0 million, a promissory note in the principal amount of $3.5 million, and a second promissory note in the principal amount of $1.5 million (together with the first note, the “Promissory Notes”). The Promissory Notes accrue interest at the annual rate of 6% per annum until maturity which is 12 months from the date of issuance. The Company has the right to withhold payment of principal due and owing under the second note in accordance with the escrow agreement. A copy of the purchase agreement was filed previously as Exhibit 2.1 to the Current Report filed by the Company on February 21, 2007.

The unaudited pro forma condensed consolidated balance sheet as of December 31, 2006 is presented as if the Merger and Acquisition had occurred on December 31, 2006. The unaudited condensed consolidated statement of operations for the year ended December 31, 2006 are presented as if the Acquisition and Merger were effective January 1, 2006 and were carried forward through December 31, 2006. The unaudited pro forma condensed consolidated financial statements, which include adjustments relating to the Acquisition and Merger are not intended to represent or be indicative of the consolidated results of operations or financial position of the Company that would have been reported had the acquisition been completed on the dates presented, and should not be taken as representative of the future consolidated results of operations or financial position of the Company. The unaudited pro forma financial statements do not reflect any operating efficiencies or cost savings, if any, that the Company may achieve with respect to the consolidated companies.

The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the historical consolidated financial statements and accompanying notes of the Company included in our annual report on form 10-K, our quarterly reports on Form 10-Q, the Form 8-K/A for Bill Blass filed on May 3, 2007, and the Form 8-K for TAF filed on November 14, 2006, along with the historical financial statements and accompanying notes of MaggieMoo’s and Marble Slab which are included as exhibits to this Form 8-K.

NEXCEN BRANDS INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS
As of December 31, 2006

(in thousands, except per share data)
	NexCen Historical	Bill Blass Pro Forma	Marble Slab Historical	MaggieMoo's Historical	Pro Forma Adjustments		Pro Forma Consolidated
Assets:
Cash and cash equivalents	$83,536	$(36,119)	$718	$929	$(26,492)	(a)	$22,572
Accounts receivable, net	2,042	1,401	367	273	-		4,083
Interest receivable	511	-	-	-	-		511
Prepaid expenses and other assets	2,210	1,160	492	207	-		4,069
Restricted cash	1,298	-	2	-	-		1,300
Assets held for sale	-	-	-	82	646	(b)	728
Property and equipment, net	389	323	221	600	(744)	(b)	789
Goodwill and trademarks	64,607	53,190	-	134	39,555	(c)	157,486
Intangible assets	3,792	779	8	-	1,806	(c)	6,385
Total assets	$158,385	$20,734	$1,808	$2,225	$14,771		$197,923

Liabilities and Stockholders' Equity:
Accounts payable and accrued expenses	$3,235	$2,370	$526	$1,135	$1,341	(d)	$8,607
Accrued restructuring	145	-	-	-	-		145
Other current liabilities	5,857	-	2,997	1,908	5,481	(e)	16,243
Long term debt	-	-	-	451	(451)	(f)	-
Other liabilities	2,535	-	-	-	2,954	(g)	5,489
Minority interests	-	2,771	-	-	-		2,771
Total liabilities	11,772	5,141	3,523	3,494	9,325		33,255

Stockholders’ equity	146,613	15,593	(1,715)	(1,269)	5,446	(h)	164,668
Total liabilities and stockholders' equity	$158,385	$20,734	$1,808	$2,225	$14,771		$197,923

See accompanying notes to unaudited pro forma condensed consolidated balance sheet.

NEXCEN BRANDS INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
For the Year Ended December 31, 2006

(in thousands, except per share data)

Account	NexCen Historical	Previously Acquired Entities Pro Forma	Marble Slab Historical	MaggieMoo's Historical	Pro Forma Adjustments		Pro Forma Consolidated
Revenues
Royalty revenues	$1,175	$15,488	$3,685	$2,388	$-		$22,736
Franchise fee revenues	749	1,633	2,135	2,195	-		$6,712
Food sales			397	1,945	(2,342)	(i)	$-
Total revenues	1,924	17,121	6,217	6,528	(2,342)		29,448

Cost of sales			83	537	(620)	(i)	$-

Operating expenses (income):
Selling, general and administrative expenses	6,082	5,080	5,013	6,658	(1,730)	(i)	$21,103
Professional fees	1,149	700	530	151	-		$2,530
Depreciation and amortization	471	375	58	207	(26)	(c)	$1,085
Stock based compensation	1,632	-	-	-	-		$1,632
Restructuring charge	1,079	-	-	-	-		$1,079
Total operating expenses	10,413	6,155	5,601	7,016	(1,756)		27,429

Operating (loss) income	(8,489)	10,966	533	(1,025)	34		2,019

Other income (expense)
Interest expense	-	-	-	(56)	56	(f)	$-
Interest income	2,637	858	41	1	-		$3,537
Other	700		188	554	-		$1,442

Income from continuing operations before income taxes	(5,152)	11,824	762	(526)	90		6,998

Income tax expense (benefit)	81	37	67	-	(67)	(j)	$118

Income from continuing operations	$(5,233)	$11,787	$695	$(526)	$157		$6,880

Loss per share (basic and diluted) from continuing operations
Basic	$(0.11)						$0.14

Diluted	$(0.11)						$0.14

Weighted average shares outstanding (j)
Basic shares	45,636						48,062
Diluted shares	45,636						48,802

See accompanying notes to unaudited pro forma condensed consolidated statement of operations.

NEXCEN BRANDS, INC.
NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

BASIS OF PRO FORMA PRESENTATION (in thousands, except per share amounts)

The unaudited pro forma condensed consolidated balance sheet as of December 31, 2006 and the unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2006 are based on the historical financial statements of the Company, MaggieMoo’s and Marble Slab and the pro forma condensed consolidated financial statements of Bill Blass which was acquired by the Company on February 15, 2007, after giving effect to certain other assumptions and adjustments described in the notes herein. The pro forma condensed consolidated financial statements of operations also include the unaudited pro forma statement of operations of TAF, which was acquired on November 7, 2006, as if that acquisition had occurred on January 1, 2006 and all respective items of income, expense and proforma adjustments related thereto (which are more fully detailed in the Form 8-K filed on November 14, 2006) have been included for the full year ended December 31, 2006.

Bill Blass (Pro Forma):
On February 15, 2007, the Company acquired the intellectual property-centric assets, liabilities, and operations of Bill Blass as more fully described in Form 8-K/A filed on May 3, 2007. The unaudited pro forma condensed consolidated balance sheets include a column labeled “Bill Blass - Pro Forma” reflecting the intellectual property-centric assets and liabilities of Bill Blass which were acquired. The unaudited pro forma condensed consolidated statements of operations include a column labeled “Previously Acquired Entities - Pro Forma” which include the operations of Bill Blass which were acquired.

TAF (Pro Forma):
On November 7, 2006 the Company completed the acquisition of TAF and certain nominal fixed assets owned by an affiliate of TAF as more fully described in Form 8-K filed on November 14, 2006. The historical balance sheet of the Company at December 31, 2006 includes the assets and liabilities of TAF. The historical statement of operations includes the elements of income and expense of TAF for the period November 7, 2006 to December 31, 2006. The accompanying unaudited pro forma condensed consolidated statements of operations includes a column labeled “Previously Acquired Entities - Pro Forma” which: (a) eliminates the effect of the TAF interim period on the full year historical statement of operations of the Company, (b) includes the full year statement of operations (unaudited) of TAF, and (c) includes pro forma adjustments of interest and amortization expenses relating to TAF as more fully described in the accompanying notes. The details with respect to the TAF (Pro Forma) condensed consolidated statement of operations are detailed more fully in the Form 8-K filed on November 14, 2006.

Pro Forma Adjustments:
The column labeled “Pro Forma Adjustments” includes the pro forma effects on the unaudited pro forma condensed consolidated balance sheets and statement of operations, as applicable, of the Merger and the Acquisition, as more fully described in the notes herein.

The Company accounts for acquisitions under Financial Accounting Standards Board Statement No. 141, Business Combinations (“SFAS 141”). The Company will allocate the purchase price of MaggieMoo’s and Marble Slab to the estimated fair value of the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values. The Company’s management has made certain assumptions and estimates in determining the purchase price and preliminary allocation of the estimated purchase price in the unaudited pro forma condensed consolidated financial statements.

For the years ended December 31, 2006 and 2005, Marble Slab filed a Federal and Texas State income tax returns. MaggieMoo’s filed a Federal and Maryland Pass-Thru State income tax returns. The Company anticipates that it will be able to utilize available tax loss carry forwards to offset substantially all reported pro-forma income as a result of the Acquisition. Consequently, no income tax expense is recorded in the unaudited pro forma condensed consolidated financial statements.

The unaudited pro forma condensed consolidated financial statements are not intended to represent or be indicative of the consolidated results of operations or financial position of the Company that would have been reported had the acquisition been completed as of the dates presented, and should not be taken as representative of the future consolidated results of operations or financial position of the Company. The unaudited pro forma condensed consolidated financial statements do not reflect any operating efficiencies or cost savings, if any, that the Company may achieve with respect to the consolidated companies.

The allocation of the purchase price used in the unaudited pro forma condensed consolidated financial statements is based upon preliminary estimates. The estimates and assumptions are subject to change upon the finalization of the valuation of MaggieMoo’s and Marble Slab’s assets and liabilities. The final determination of the allocation of the purchase price will be based on the actual tangible and intangible assets and liabilities of MaggieMoo’s and Marble Slab that exist at the acquisition date. The final valuation of identifiable intangible assets and their estimated useful lives may change from the Company’s preliminary estimates, which could result in a material change to the amortization of intangible assets. Additionally, changes in the balances of MaggieMoo’s and Marble Slab’s cash and cash equivalents, accounts receivable, and other financial or tangible assets and liabilities could differ substantially from December 31, 2006, which was the basis for developing the Company’s fair value estimates in the unaudited pro forma condensed consolidated financial statements.

Initial Purchase Price

The total initial purchase price, exclusive of any potential contingent consideration, is comprised of:

Purchase Price of:	MaggieMoo's	Marble Slab
Cash (net of purchase price adjustment of $216 for MaggieMoo’s)	$10,492	$16,000
Fair value of common stock issued	2,462	-
Initial consideration payable	2,954	5,000
Transaction costs	500	841
Total initial purchase price	$16,408	$21,841

Fair value of common stock issued:
The company issued 234,242 shares of its common stock at closing as part of the purchase price relating to the Merger. The number of shares issued was based on the stock portion of the purchase price of $2.4 million, (which excludes the escrow portion of $3.0 million), as specified in the Merger Agreement at a per share price determined by taking the average closing price of the quoted market price of the shares for the 15 consecutive trading days ending on (and including) the trading day prior to the date of the Purchase Agreement, or $10.21. For financial reporting purposes, and in accordance with SFAS 141 and related guidance thereto, the value of shares issued as consideration in connection with the Purchase Agreement is determined by multiplying the number of shares issued by the average closing quoted market price of the shares for the 5 day period beginning two days prior to the date of the closing of the Merger and ending two days after the date of the closing of the Merger, or $10.51.

Transaction costs:
Acquisition related transaction costs of $1,341 include the Company’s estimate of investment banking fees, legal and accounting fees and other external costs related to the acquisition.

Preliminary Purchase Price Allocation

The total initial purchase price was allocated to MaggieMoo’s and Marble Slab’s tangible and intangible assets acquired and liabilities assumed based on their estimated fair values as of December 31, 2006. The excess of the purchase price over the net tangible and identifiable intangible assets over the purchase price will be recorded as goodwill. The total purchase price used to allocate the estimated fair values did not include an amount for the MaggieMoo’s earn-out because it is not considered probable that some or all of the consideration will be paid. If additional consideration is paid, the amounts will be recorded as additional goodwill. Based upon a preliminary valuation, the total initial purchase price is allocated as follows:

	MaggieMoo’s	Marble Slab
Cash and cash equivalents	$929	$718
Accounts receivable	273	367
Prepaid expenses and other assets	889	721
Restricted cash	-	2
Identifiable intangible assets	17,200	21,109
Goodwill	546	2,648
Deferred revenue	(875)	(2,997)
Liabilities	(2,554)	(727)
Total preliminary purchase price allocation	$16,408	$21,841

Cash and cash equivalents, accounts receivable, prepaid expenses and other assets, and liabilities: The Company valued cash and cash equivalents, accounts receivable, prepaid expenses and other assets, and liabilities at their respective carrying amounts as of December 31, 2006, as the Company believes that these amounts approximate their current fair values. The Company expects to make additional adjustments based upon the actual valuation of assets acquired and liabilities assumed as of the date of the Acquisition.

Property and equipment: Property and equipment consists primarily of office machinery and trade show booths for MaggieMoo’s and Marble Slab. Property and equipment has been valued at the net carrying value as of December 31, 2006 since the Company believes the net carrying value approximates the estimated replacement cost thereof.

Identifiable intangible assets: Identifiable intangible assets acquired include primarily trademarks and franchise agreements. Trademarks include the MaggieMoo’s and Marble Slab derivative marks and logos that are registered worldwide. Franchise agreements represent the contractual relationships between MaggieMoo’s, Marble Slab and existing franchisees.

Goodwill: Goodwill represents the excess of the purchase price and transaction costs in excess of the net tangible and identifiable intangible assets acquired. Changes in the carrying amounts of net identifiable tangible assets between December 31, 2006 and the closing of the Purchase Agreement will result in changes to the portion of the purchase price allocated to goodwill.

PRO FORMA ADJUSTMENTS

The following pro forma adjustments are included in the unaudited pro forma condensed consolidated financial statements:

(a) Cash and cash equivalents - The Company paid $10,492 to acquire MaggieMoo’s and $16,000 to acquire Marble Slab.

(b) Other Current Assets and Property and equipment - To record property and equipment at estimated replacement cost, and to reclassify company owned store fixed assets to assets held for sale.

(c) Goodwill and trademarks and intangible assets- To record the difference between the preliminary fair value and the historical amounts of intangible assets as follows:

MaggieMoo's
	Historical Amount, net	Preliminary Fair Value	Increase (Decrease)	Annual Amortization	Estimated Useful Life

Trademarks	$-	$16,500	$16,500	$-
Goodwill	134	$546	$412	-
Sub-total	134	$17,046	$16,912	-

Franchise Agreements	-	$700	$700	35	20 years
Deferred Charges	-	$-	$-	-

	$134	$17,746	$17,612	35

Holding's historical amortization				-

Net increase in amortization				$35

Marble Slab
	Historical Amount, net	Preliminary Fair Value	Increase (Decrease)	Annual Amortization	Estimated Useful Life

Trademarks	$-	$20,000	$20,000	$-
Goodwill	5	2,648	2,643	-
Sub-total	5	22,648	22,643	-

Franchise Agreements	3	1,109	1,106	55	20 years
Deferred Charges	-	-	-	-

	$8	$23,757	$23,749	55

Holding's historical amortization				(1)

Net increase in amortization				54

Depreciation for the year ended December 31, 2006				$128
Depreciation under NexCen				$13
Net decrease in depreciation				$115

(d) Accounts payable and accrued expenses - To accrue estimated acquisition related transaction costs of $1,341.

(e) Other current liabilities - To reflect the note payable to the former owners of Marble Slab of $5,000, the liability established for severance expense of $844 and an accrual of $587 for duplicative office space that the Company anticipates closing prior to the end of the term of the lease, the adjustment to deferred revenues of $89, less the payoff of MaggieMoo’s short term debt of $950, and the write down of MaggieMoo’s acquisition debt of $89.

(f) Long term debt - To reflect the payoff of MaggieMoo’s long term debt.

(g) Other liabilities - To accrue for the holdback amount due per the MaggieMoo’s Merger agreement.

(h) Stockholders’ Equity - To record the following adjustments to stockholders’ equity:

	MaggieMoo's	Marble Slab	Total
To record NexCen Brands, Inc. common stock issued	$2,462	$-	$2,462
To eliminate historical stockholders' equity	1,269	1,715	2,984
Total adjustment to stockholders' equity	$3,731	$1,715	$5,446

(i) Company owned store expenses - To reflect the impact of selling or discontinuing the operations of company owned units:

	MaggieMoo's	Marble Slab	Total

Food sales	$1,945	$397	$2,342
Less: Cost of goods sold	537	83	620
Operating expenses	1,498	232	1,730
Total	$(90)	$82	$(8)

 (j) Income taxes - The Company has federal income tax loss carry forwards available of approximately $777 million at December 31, 2006 that expire between 2011 and 2026. The Company anticipates that it will be able to utilize these tax loss carry forwards to substantially reduce or eliminate any federal income tax liability relating to the income of MaggieMoo’s and Marble Slab. The historical amount of income taxes reflected in the pro forma statement of operations of Marble Slab has been eliminated

PREVIOUSLY ACQUIRED ENTITIES (PRO FORMA):

Previously Acquired Entities (Pro Forma) for the year ended December 31, 2006 is calculated as follows:

NEXCEN BRANDS INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS OF PREVIOUSLY ACQUIRED ENTITIES
For the Year Ended December 31, 2006

(in thousands, except per share data)

Account	To Exclude: TAF For the Year Ended Dec. 31, 2006	To Include: TAF For the Year Ended Dec. 31, 2006	Bill Blass Acquired	Pro Forma Adjustments		Previously Acquired Entities Pro Forma
Revenues		(Unaudited)

Net Sales	$-	$-	$-	$-		$-
Royalty revenues	(1,175)	7,140	6,687	2,836	(1)	15,488
Franchise fee revenues	(749)	2,382	-	-		1,633
Total revenues	(1,924)	9,522	6,687	2,836		17,121

Cost of sales	-	-	-	-		-

Operating expenses (income):
Selling, general and administrative	(724)	3,576	2,228	-		5,080
Professional fees	-	-	700	-		700
Depreciation and amortization	(22)	1,266	1,452	(2,321)	(2)	375
Total operating expenses	(746)	4,842	4,380	(2,321)		6,155

Operating (loss) income	(1,178)	4,680	2,307	5,157		10,966

Other income (expense)
Interest expense	-	(4,738)	(1,653)	6,391	(3)	-
Interest income	(4)	862	142	(142)	(3)	858
Other	-	-	-	-		-

Income from continuing operations before income taxes	(1,182)	804	796	11,406		11,824

Income tax expense (benefit)	(289)	326	1,134	(1,134)	(4)	37

Net income from continuing operations	$(893)	$478	$(338)	$12,540		$11,787

(1) Royalty income
Guaranteed royalties	$5,000
Historical royalties and fees under licenses for substantially identical products and categories	2,164
Pro forma Adjustment - Royalties	$2,836

(2) Depreciation and amortization
Amortization of intangibles for the year ended December 31, 2006	$(2,659)
Amortization of intangibles under NexCen	338
Net decrease in amortization of intangibles	$(2,321)

(3) Interest expense and interest income
Interest expense for the year ended December 31, 2006	$(6,391)
Elimination of interest expense due to not assuming debt or repayment of debt upon acquisition	-
Net decrease in interest expense	$(6,391)

Interest income for the yeat ended December 31, 2006	$(142)
Elimination of interest income due to the Company not acquiring interest in Bill Blass's restricted cash	-
Net decrease in interest income	$(142)

(4) Income tax expense (benefit) - the Company has federal income tax loss carry forwards available for approximately $777,000 at december 31, 2006 that expire between 2011 and 2026. The Company anticipates that it will be able to utilize these tax loss carryforwards to substantially reduce or eliminate any federal income tax liabilities relating to the income of TAF and Bill Blass. The historical amount of income taxes reflected in the unaudited pro forma consolidated statements of operations of both entities have been eliminated.

PRO FORMA EARNINGS PER SHARE

The pro forma earnings per share are based on the weighted average number of shares of the Company’s common stock outstanding and are adjusted for additional common stock issued in connection with the Merger.

Year Ended
December 31,
Pro forma EPS detail:	2006

Basic and fully diluted, as reported	45,636
Stock issued in connection with the Merger	2,426
Basic, pro forma	48,062

Diluted, as reported	45,636
Adjustment to diluted shares originally reported	740
Stock issued in connection with the Merger	2,426
Fully diluted, pro forma	48,802